UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                       8-K/A



                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the


                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                October 15, 1999



Commission       Registrants;  State  of  Incorporation;       IRS  Employer
File Number      Address; and Telephone Number               Identification No.

  1-11327        Illinova Corporation                           37-1319890
                 (an Illinois Corporation)
                 500 S. 27th Street
                 Decatur, IL  62525
                 (217) 424-6600

   1-3004        Illinois Power Company                          37-0344645
                 (an Illinois Corporation)
                 500 S. 27th Street
                 Decatur, IL  62525
                 (217) 424-6600



          Total number of sequentially numbered pages is 8.




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Item 5.  Other Events

     Certain information contained in this release is forward-looking, based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning estimates and projections of earnings. Although Illinova believes that this forward-looking information is accurate, its businesses are dependent on various regulatory issues, general economic conditions and future trends, and these factors can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Illinova.

The following factors, in addition to those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 1998, and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory changes; the effects of increased competition; the impact of fluctuations in commodity prices and customer demand; the impacts of new environmental laws and regulations; factors affecting non-utility investments, such as the risk of doing business in foreign countries; construction and operation risks; and increases in financing costs.

ILLINOVA REPORTS THIRD-QUARTER EARNINGS

On October 14, 1999, Illinova Corporation reported third-quarter 1999 earnings of $51.7 million, or 74 cents per common share (basic and diluted). This compares to earnings of $26.6 million, or 37 cents per common share, for the same period last year.

Year-to-date earnings are $78.1 million, or $1.12 per common share, up from $2.6 million, or 4 cents per common share, for the same period in 1998.

Based on financial results to date and the outlook for the remainder of 1999, Illinova remains on target to meet its earlier projection of $1.50 per share earnings for the year.

This year's stronger results are due primarily to Illinois Power's substantial improvement in its power supply situation. In contrast to summer 1998 when the utility had insufficient generating capacity and paid unprecedented prices for purchased power, Illinois Power this summer had adequate generating capacity to meet its customers' record demands and to sell in the wholesale market.

Third-quarter 1999 expenses include $2.1 million related to Illinova's recently announced merger with Dynegy and $6.7 million in interest due to changes in net present value of decommissioning assets and liabilities, an expense that will be reversed if the sale of Clinton Power Station to AmerGen is completed by year's end as expected. Without these non-recurring expenses, earnings for the quarter would have been almost $58 million, or approximately 83 cents per share.

Illinova Corporation [NYSE:ILN], headquartered in Decatur, Illinois, is an energy services holding company with $6.8 billion in assets and annual revenues of $2.4 billion. Its subsidiaries include Illinois Power, an electric and natural gas utility that serves approximately 650,000 customers over a 15,000-square-mile area of Illinois; Illinova Generating, which invests in, develops and operates independent power projects worldwide; and Illinova Energy Partners, which markets energy and energy-related services in the United States and Canada.

Illinova shareholders earlier this week approved the company's merger with Dynegy Inc. [NYSE:DYN], a leading national energy merchant providing a full range of energy products and services. The merger is expected to close early in 2000, pending remaining regulatory approvals and Illinois Power's completing the sale of its Clinton Power Station.

RESTATEMENT OF THE CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1999

In February 2000, Illinova and IP restated its statements of income for the twelve months ended December 31, 1998, which is reflected in the condensed consolidated statements of income for the twelve months ended September 30, 1999. The restatement reflects a revision to the initial estimate of the "Transition period cost recovery" regulatory asset established in December 1998 coincident with the impairment of the Clinton Power Station. The effect of this revision was to decrease the amount of the regulatory asset at December 31, 1998, and correspondingly increase the related impairment charge by $325.7 million ($196.5 million net of tax). The net effect of this revision was to increase the previously reported net loss for the twelve months ended September 30, 1999 by $196.5 million, or $2.79 per common share (basic and diluted).



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Please see the attached Illinova Condensed Consolidated  Statements of Income.



Item 7.  Financial Statements

        (A)      Financial Statements

        (99.1)   Illinova Consolidated Income Statements







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                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           ILLINOVA CORPORATION
                                           (Registrant)

                                            By /s/ Larry F. Altenbaumer
                                            ----------------------------
                                            Larry F. Altenbaumer
                                            President on behalf of
                                            Illinova Corporation



Date:    February 28, 2000


                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            ILLINOIS POWER COMPANY
                                            (Registrant)


                                            By /s/ Larry F. Altenbaumer
                                            ----------------------------
                                            Larry F. Altenbaumer
                                            President on behalf of
                                            Illinois Power Company


Date:    February 28, 2000




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Exhibit Index

The following Exhibits are hereby filed as part of this Current Report on Form 8-K/A:



Exhibit
Number            Description

99.1              Illinova Consolidated Income Statements

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